EXHIBIT 99.1

SGS REPORTS RECORD Q1 2008 REVENUE OF $83.3 MILLION, UP 10.8% VERSUS Q1 2007

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the first quarter of 2008 increased by 10.8% versus the same period in 2007. Sales for the first quarter increased by $8.1 million from $75.2 million in the prior year's quarter to $83.3 million in the first quarter of 2008.

The increase in sales was due to acquisitions which added $9.7M revenue in the first quarter of 2008 versus the first quarter of 2007. Excluding acquisitions, sales quarter-to-quarter declined by $1.6M, primarily due to the timing of orders received.

Net income for the first quarter decreased from $2.0 million last year to break-even in the current quarter. The decrease was primarily due to a gain on the sale of discontinued operations in the first quarter of 2007, and the revenue decline discussed in the prior paragraph.

EBITDA increased by 2.6% in the first quarter of 2008 from $15.9 million in 2007 to $16.4 million in the current year. Included in the first quarter EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $1.6 million in 2008 and $1.2 million in 2007. The reconciliation of this non-GAAP measure to a GAAP measure is as follows:
	2008	2007

Net income	$ 0.0	$ 2.0

Subtract:
Income from Discontinued Operations	0.0	0.7

Add:
Depreciation and amortization	6.5	5.1
Interest/Other expense	9.9	8.7
Income tax expense	0.0	0.8
EBITDA	$ 16.4	$ 15.9

Hank Baughman, CEO of SGS, said "Southern Graphic Systems delivered record first quarter sales in 2008. Our plan to grow through strategic and tactical acquisitions continues to be on target. During the first quarter of 2008 we added the Triad companies to SGS. We also completed the acquisition of the Backwell Company in early May of 2008. Both of these acquisitions fit well with the rest of SGS, and will be part of our success going forward. During the remainder of 2008 we expect to concentrate more on organic growth, consolidate operations and integrate recently completed acquisitions."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Friday, May 9, 2008. Please dial 1-800-374-0624 in the USA or 1-7066347233 internationally to access the call. The conference ID number is 46309880.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.